UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

DIVERSIFIED RESTAURANT HOLDINGS, INC.

(Name of registrant in its charter)

Nevada	000-53577	03-0606420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27680 Franklin Road Southfield, MI 48034
(Address of principal executive offices)

Registrant's telephone number:  (248) 223-9160

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On April 15, 2013, Diversified Restaurant Holdings, Inc., together with its wholly-owned subsidiaries (the “Company”), entered into a senior secured credit facility (the “Senior Secured Credit Facility”) with RBS Citizens, N.A., a national banking association (“RBS”), and Wells Fargo Bank, N.A., as Lenders, with RBS as administrative agent for the Lenders.  The Senior Secured Credit Facility consists of a $46,000,000 term loan (“Term Loan”), a $15,000,000 development line of credit (“DLOC”), and a $2,000,000 revolving line of credit (“Revolving Line of Credit”).

The Company immediately used approximately $34,000,000 of the Term Loan to refinance existing outstanding debt with RBS, approximately $10,000,000 of the Term Loan to refinance and term out the outstanding balance of the existing development line of credit loan between the Company and RBS, and approximately $800,000 of the Term Loan to refinance and term out the outstanding balance of the existing revolving line of credit loan between the Company and RBS.  The remaining balance of the Term Loan, approximately $1,200,000, was used for working capital, as well as to pay the fees, costs, and expenses arising in connection with the closing of the Senior Secured Credit Facility.

The Term Loan is for a term of five years.  Payments of principal are based upon an 84-month straight-line amortization schedule, with monthly principal payments of $547,619 plus accrued interest.  The entire remaining outstanding principal and accrued interest on the Term Loan is due and payable on the Term Loan maturity date of April 15, 2018.  The DLOC is for a term of two years and is convertible upon maturity into a term note.  The Revolving Line of Credit is for a term of two years.  Amounts borrowed under the credit facility bear interest at a rate of LIBOR plus an applicable margin, which ranges from 2.5% to 3.4% depending on the lease adjusted leverage ratio defined in the terms of the loan agreement.

On April 15, 2013, the Company issued a press release announcing the execution of the Senior Secured Credit Facility.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits

(d) The follow exhibits are included with this Report.

Exhibit 10.1                                Credit Agreement, dated April 15, 2013

Exhibit 99.1                                Press Release, dated April 15, 2013

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

Dated: April 15, 2013	By:	/s/ David G. Burke
	Name:	David G. Burke
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

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